Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into as of this 15th day of December, 2000, by and between Equinox Holdings, Inc., a Delaware corporation (the “Company”) and Harvey Spevak (“Executive”).

W I T N E S S E T H :

WHEREAS, Executive has served as the President and Chief Executive Officer of the Company pursuant to an Employment Agreement dated as of December 11, 1998, as amended February 1, 2000, and has been subject to the terms and conditions of a Non-Disclosure and Non-Competition Agreement, dated as of December 11, 1998 (collectively, the “Prior Employment Agreements”);

WHEREAS, NCP-EH, L.P., a Delaware limited partnership, NCP-EH Recapitalization Corp., a Delaware corporation, the Company and certain stockholders of the Company have entered into Stock Purchase Agreement and Agreement and Plan of Merger, dated as of October 16, 2000, as amended (the “Recapitalization Agreement”);

WHEREAS, the Company desires that following the “Closing Date” (as defined in the Recapitalization Agreement), Executive continue his employment with the Company, and Executive desires to continue such employment, upon the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

Section 1.                                          Agreement to Employ; No Conflicts

Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts continued employment with the Company.  Executive represents that (a) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (b) he has not, and in connection with his employment with the Company will not, violate any non-solicitation or other similar covenant or agreement by which he is or may be bound, and (c) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer (other than the Company prior to the Closing Date).

Section 2.                                          Term; Position and Responsibilities

(a)  Term of Employment.  Unless Executive’s employment shall sooner terminate pursuant to Section 7, the Company shall employ Executive for a term commencing on the Closing Date (the “Commencement Date”) and ending on the third anniversary thereof (the “Initial Term”).  Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless, at least 60 days prior to the expiration of the Initial Term or such Additional Term, either party hereto shall have notified the other party hereto in writing that such extension shall not take effect.  The period during which Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Period.”

(b)  Position and Responsibilities.  During the Employment Period, the Company will use its reasonable best efforts to cause Executive to be appointed or elected to the Board of Directors of the Company (the “Board”) which efforts shall include without limitation nominating Executive to the Board, and Executive shall serve as Chief Executive Officer of the Company and shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions and such other duties consistent with Executive’s titles and positions of Chief Executive Officer and as a director as the Board shall specify from time to time.  Executive shall devote all of his skill, knowledge and working time to the conscientious performance of the duties and responsibilities of such positions, except for vacation time as set forth in Section 6(c), absence for sickness or similar disability, and time spent in connection with his personal affairs or performing services for any charitable, religious or community organizations, so long as such time spent does not materially interfere with the performance of Executive’s duties hereunder.

Section 3.                                          Base Salary

As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $300,000, payable in installments on the Company’s regular payroll dates (but no less frequently than monthly).  The Board shall review Executive’s base salary annually during the period of his employment hereunder and, in its sole discretion, may increase

(but not decrease) such base salary from time to time.  The annual base salary payable to Executive under this Section 3, as the same may be increased from time to time, shall hereinafter be referred to as the “Base Salary.”

Section 4.                                          Bonus Arrangements

(a)  Cash Bonus.  During the Employment Period, Executive shall have an annual cash incentive bonus opportunity (as described in the following sentence) (the “Incentive Bonus”), which shall be payable (as described in the following sentence) if the Company achieves the performance objectives (based on the Company’s adjusted EBITDA) established from time to time by the Board or a committee thereof for the applicable period (the “Bonus Targets”).  If the Company’s performance for the applicable period (a) is less than 85% of the Bonus Targets, Executive shall not receive any payments pursuant to this Section 4(a); (b) equals 85% of the Bonus Targets, Executive shall be paid an Incentive Bonus equal to $25,000; (c) exceeds 85% but is less than or equal to 100% of the Bonus Targets, Executive shall be paid $25,000 plus $10,000 for each one percent (1%) of the Bonus targets achieved in excess of 85%, subject to a maximum Incentive Bonus payable pursuant to this clause (c) of $175,000 for performance equal to 100% of the Bonus Targets; or (d) exceeds 100% of the Bonus Targets, Executive shall be paid $25,000 for each one percent (1%) of the Bonus Targets achieved in excess of 100%.  The Incentive Bonus calculated pursuant to this Section 4 (a) shall be paid to Executive as soon as reasonably practicable but in no event later than April 10th after the year for which such Incentive Bonus is due.

(b)  Options.  Executive shall be granted options to purchase shares of common stock, par value, $.01 per share, of the Company (the “Common Stock”) that represent not less than 3.5% of the fully diluted shares of Common Stock outstanding (calculated in accordance with Section 4.1 of the Plan (as defined below) (the “Options”) as of the Commencement Date.  The Options shall be issued pursuant to, and in accordance with, the Equinox Holdings, Inc. 2000 Stock Incentive Plan (the “Plan”), which will be evidenced by one or more stock option agreements to be entered into by Executive and the Company, pursuant to the Plan.  The Options shall vest in accordance with the Plan, subject to Executive’s continued employment with the Company through the applicable vesting date.

Section 5.                                          Employee Benefits

During the Employment Period, Executive shall be entitled to participate in all  profit sharing, life, medical, dental, disability and other welfare benefit plans maintained by the Company which are made available to senior executives of the Company.

Section 6.                                          Perquisites and Expenses

(a)  General.  During the Employment Period, Executive shall be entitled to participate in all perquisite programs maintained by the Company for its senior executives, on a basis that is commensurate with Executive’s position and duties with Company hereunder, in accordance with the terms thereof, as the same may be amended and in effect from time to time.

(b)  Business Travel, Lodging, etc.  The Company shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s business travel and expense reimbursement policy applicable to its senior executives as in effect from time to time.

(c)  Vacation.  During the Employment Period, Executive shall be entitled to four weeks of paid vacation on an annualized basis, without carryover accumulation.

Section 7.                                          Termination of Employment

(a)  Termination Due to Death or Disability.  In the event that Executive’s employment hereunder terminates due to his death or is terminated by the Company due to Executive’s Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(ii).  For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents or is reasonably expected to prevent the performance by Executive of his duties hereunder for a continuous period of 90 days or longer or for 180 days or more in any 12-month period.  The determination of Executive’s Disability shall (i) be made by an independent physician who is reasonably acceptable to the Company and Executive (or his representative), (ii) be final and binding on the parties hereto and (iii) be made taking into account such competent medical evidence as shall be presented to such independent physician by Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by Executive and/or the Company to advise such independent physician.

(b)  Termination by the Company for Cause.  Executive may be terminated for Cause (as defined below) by the Company, provided that if the basis for the Company’s so terminating Executive is described by clauses (i) or (iv) of the definition of Cause, below, Executive shall have been given prior written notice of any proposed termination of his employment for Cause, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination, and Executive shall not have corrected such circumstances, in a manner reasonably satisfactory to the Board, within 20 days of receipt of such written notice. “Cause” shall mean (i) the willful failure of Executive substantially to perform the duties specified in Section 2(b) (other than any such failure due to Executive’s physical or mental illness), (ii) Executive’s engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Company or any of its Affiliates, (iii) Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or (iv) the willful and material breach by Executive of any of his obligations hereunder or under any other written agreement or written covenant with the Company or any of its Affiliates.

(c)  Termination by Company Without Cause.  Executive’s employment hereunder may be terminated by the Company for any reason.  A termination “Without Cause” shall mean a termination of Executive’s employment by the Company other than due to Disability as described in Section 7(a) or for Cause as described in Section 7(b).

(d)  Termination by Executive.  Except in the case of a termination for Good Reason (as defined below), Executive may terminate his employment for any other reason upon 60 days prior written notice delivered to the Company.  A termination of employment by Executive for “Good Reason” shall mean a termination by Executive of his employment with the Company, by written notice to the Company specifying in reasonable detail the circumstances claimed to provide the basis for such termination, within 60 days following the occurrence (or, in the case of clause (i) of this definition of Good Reason, 60 days following the last occurrence), without Executive’s consent, of any of the following events and the failure of the Company to correct the circumstances set forth in Executive’s notice of termination within 20 days of receipt of such notice: (i) the assignment to Executive of duties and responsibilities which, in the aggregate during the twelve month period prior to the date notice is given by Executive to the Company specifying the basis for such termination, are significantly different from, and that result in a substantial diminution of, the duties and responsibilities that he has or is to assume on the Commencement Date pursuant to Section 2(b), (ii) the failure of the Company to obtain the assumption of this Agreement by any Successor to the Company as contemplated by Section 13(a), (iii) a reduction in the rate of Executive’s Base Salary or Incentive Bonus, (iv) a material breach of this Agreement by the Company; (v) the Company requiring Executive to be based anywhere other than the New York metropolitan area, except for travel reasonably required by the Company; or (vi) if the Company gives written notice to Executive pursuant to Section 2(a) that it does not desire to renew this Agreement upon expiration of the then current term.  Executive agrees that a corporate reorganization by the Company and/or its Affiliates pursuant to which the Company ceases to exist shall not constitute Good Reason hereunder so long as there is no substantial diminution or significant change in the nature of Executive’s duties or responsibilities as described in Section 2(b).

(e)  Notice of Termination.  Any termination of Executive’s employment by Company pursuant to Section 7(a), 7(b) or 7(c), or by Executive pursuant to Section 7(d), shall be communicated by a written Notice of Termination addressed to the other parties to this Agreement.  A ”Notice of Termination” shall mean a notice stating that Executive’s employment with Company has been or will be terminated, the effective date of such termination, the specific provisions of this Section 7 under which such termination is being effected, and which provides in reasonable detail the circumstances claimed to provide the basis for such termination.

(f)  Payments Upon Certain Terminations.

(i)  In the event of a termination of Executive’s employment by Company Without Cause or a termination by Executive of his employment for Good Reason in either such case during the Employment Period (any such termination, a “Qualifying Termination”), Company shall pay to Executive (or, following his death, to Executive’s beneficiaries): (x) his full Base Salary through the Date of Termination, (y) his Incentive Bonus for the Company’s fiscal year ending prior to the Date of Termination if, on or prior to the Date of Termination, Executive has not been paid such Incentive Bonus for such prior fiscal year plus a pro rata bonus calculated in accordance with clause (z) of Section 7(f)(ii) hereof, payable in accordance with the provisions of such clause, provided that the conditions of such clause have been satisfied, and (z) as liquidated damages in respect of claims based on provisions of this Agreement, and provided Executive executes and delivers a general release of all claims in form and substance reasonably satisfactory to the Company and Executive, his Base Salary for 18 months, which shall be payable in installments on Company’s regular payroll dates (the “Severance Period”).

If Executive’s employment shall terminate and he is entitled to receive continued payments of his Base Salary under clause (z) of this Section 7(f)(i), the Company shall continue to provide to Executive during the Severance Period the life, medical, dental, accidental death and dismemberment and prescription drug benefits, if any, referred to in Section 5 (the “Continued Benefits”).

(ii)  If Executive’s employment shall terminate due to his death or Disability or if the Company shall terminate Executive’s employment for Cause or Executive shall terminate his employment without Good Reason in any such case during the Employment Period, the Company shall pay Executive (or, in the event of his death, his beneficiaries), (x) his full Base Salary through the Date of Termination, plus, if Executive’s employment shall terminate due to his death or Disability, or Executive shall terminate his employment without Good Reason in any such case during the Employment Period, (y) his Incentive Bonus for the Company’s fiscal year ending prior to the Date of Termination if, on or prior to the Date of Termination, Executive has not been paid such

Incentive Bonus for such prior fiscal year, plus, if Executive’s employment shall terminate due to his death or Disability in either case during the Employment Period, (z) if the Company and Executive have achieved the performance objectives (pro rated on the basis of the fraction described in clause (2) of this Section 7(f)(ii)(z)) established under the Company’s annual incentive compensation plan for the fiscal year that includes the Date of Termination, an amount, payable in one lump sum as soon as reasonably practicable but in no event later than April 10th after the year for which such Incentive Bonus is due, equal to the product of (1) the amount of incentive compensation that would have been payable to Executive for such fiscal year under the annual incentive compensation plan had he remained employed for the entire fiscal year, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such fiscal year that precede the Date of Termination and the denominator of which is equal to 365.

(iii)  Executive shall be entitled to receive all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company (including, but not limited to, its vacation policies) in which Executive was a participant during his employment with Company in accordance with the terms thereof; provided that Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any severance, bonus or incentive compensation (excluding any payments or benefits in respect of options granted under the Equinox Holdings, Inc. 1998 Stock Option Plan or the Equinox Holdings, Inc. 2000 Stock Incentive Plan) and the provisions of this Section 7(f) shall supersede the provisions of any such plan, policy, program or practice.

(g)  Date of Termination.  As used in this Agreement, the term “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) under any other circumstances, the later of (A) the date of termination specified in the Notice of Termination, (B) the date any applicable correction period ends and (C) the expiration of any required notice period; provided that in the case of Executive’s termination of employment by the Company Without Cause or by Executive without Good Reason, such date is at least 30 days after the date on which Notice of Termination is given as contemplated by Section 7(e).

(h)  Resignation upon Termination.  Effective as of any Date of Termination under this Section 7 or otherwise as of the date of Executive’s termination of employment with Company, Executive shall resign, in writing, from all positions then held by him with the Company and its Affiliates.

(i)  Cessation of Professional Activity.  Upon delivery of a Notice of Termination by any party, the Company may relieve Executive of his responsibilities described in Section 2(b) and require Executive to immediately cease all professional activity on behalf of the Company.

(j)  No Duty to Mitigate.  Executive shall not be required to mitigate the amounts payable by the Company pursuant to Section 7(f) hereof by seeking other employment or otherwise, and such payments shall not be subject offset.

Section 8.                                          Restrictive Covenants

(a)  Unauthorized Disclosure.  From the date hereof, and during any period of employment with the Company or its Affiliates and the five-year period following any termination thereof, without the prior written consent of the Board or its authorized representative, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his reasonable best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board, the Company or any of its Affiliates or to management, the Company or any of its Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to the Company or any of its Affiliates or (b) that the Company or any of its Affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its Affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (in each case, other than by reason of Executive’s breach of this Section 8(a)).

(b)  Non-Disparagement.  During the period commencing on the date hereof and ending eighteen months after the termination of Executive’s employment with the Company (the “Restriction Period”), Executive will not directly or indirectly (i) engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company, any Subsidiary, North Castle Partners, L.L.C. (“North Castle”), J.W. Childs & Associates, L.P. (“Childs”), any Affiliate of any of these, or any products or services offered by any of these, or (ii) engage in any other conduct or make any other statement, in each case, which could be reasonably expected to impair the goodwill of the Company, any Subsidiary, North Castle, Childs, or any Affiliate of any of these, the reputation of Company products or the marketing of Company products except to the extent required by law and then only after consultation with North Castle and Childs to the extent possible, or in connection with any dispute between Executive and any of the foregoing entities.  During the Restriction Period, the Company, any Subsidiary, North Castle, Childs and any Affiliate of any of these will not directly or indirectly (i) engage in any conduct or make any statement, whether in commercial or non-commercial speech, disparaging or criticizing in any way

Executive, or (ii) engage in any other conduct or make any other statement, in each case, which could reasonably be expected to impair the business reputation of Executive except to the extent provided by law and then only after consultation with Executive to the extent possible, in connection with any dispute between the Company, any Subsidiary, North Castle, Childs or any Affiliate of these, and Executive, or in connection with any conduct or statement which is reasonably required to manage the Company and is internal to or amongst the Company, any Subsidiary, North Castle, Childs, any Affiliate of any of these, or any other Person which holds an ownership interest in any of the foregoing.

(c)  Non-Competition.  Executive covenants and agrees that during the Restricted Period, the Executive shall not, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity which has material operations which compete with any health or fitness club or spa business in any jurisdiction in which the Company or its Immediate Affiliates is engaged, or in which any of the foregoing has documented plans to become engaged of which Executive has knowledge at the time of Executive’s termination of employment.  Notwithstanding anything herein to the contrary, this Section 8(c) shall not prevent the Executive from acquiring as an investment securities representing not more than five percent (5%) of the outstanding voting securities of any publicly-held corporation.

(d)  Non-Solicitation of Employees.  During the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person in any jurisdiction in which the Company or any of its Affiliates has commenced or has made plans to commence operations at the time of Executive’s employment, (i) solicit for employment, employ or otherwise interfere with the relationship of the Company or any of its Affiliates with any natural person throughout the world who, during the six-month period prior to such solicitation, employment, or interference, is or was employed by or otherwise engaged to perform services for the Company or any of its Immediate Affiliates or an Affiliate of the Company to whom Executive was introduced to by virtue of his relationship with the Company or any of its Immediate Affiliates other than any such solicitation or employment on behalf of the Company or any of its Affiliates during Executive’s employment with the Company, or (ii) induce any employee of the Company or any of its Affiliates who is a member of management to engage in any activity which Executive is prohibited from engaging in under any of paragraphs of this Section 8 or to terminate his or her employment with the Company.

(e)  Non-Solicitation of Customers.  During the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person, in any jurisdiction in which the Company or any of its Affiliates has commenced or made plans to commence operations, solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company or any of its Affiliates with any Person throughout the world which, during the six-month period prior to any such solicitation is or was a customer, client or distributor of the Company or any of its Immediate Affiliates or an Affiliate of the Company to whom Executive was introduced to by virtue of his relationship with the Company or any of its Immediate Affiliates, other than any such solicitation on behalf of the Company or any of its Affiliates during Executive’s employment with the Company.

(f)  Return of Documents.  In the event of the termination of Executive’s employment for any reason, Executive shall deliver to the Company all of (a) the property of each of the Company and its Affiliates and (b) the documents and data of any nature and in whatever medium of each of the Company and its Affiliates, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

Section 9.                                          Injunctive Relief with Respect to Covenants; Certain Acknowledgments

(a)  Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 8 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law.  Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements.  These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.

(b)  Executive acknowledges and agrees that Executive has had and will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its Affiliates and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its Affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its Affiliates and that (i) in the course of his employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its Affiliates in the United States of America and the rest of the world that could be used to compete unfairly with the Company and its Affiliates; (ii) the covenants and restrictions contained in Section 8 are intended to protect the legitimate interests of the Company and its Affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions.

Section 10.                                   Assumption of Agreement

The Company shall require any Successor thereto, by written agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to terminate his employment with the Company for Good Reason as described in Section 7(d), provided that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

Section 11.                                   Entire Agreement

This Agreement and the agreements referenced to in Section 4(b) constitute the entire agreement among the parties hereto with respect to the subject matter hereof.  All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person including but not limited to the Prior Employment Agreements) are merged herein and superseded hereby.

Section 12.                                   Indemnification

The Company hereby agrees that it shall indemnify and hold harmless Executive to the fullest extent permitted by law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys’ fees), arising out of the employment of Executive hereunder, except to the extent that any such liabilities, costs, claims and expenses is found in a final judgment by a court of competent jurisdiction to have resulted from, arising out of or based upon the gross negligence or willful misconduct of Executive.  Costs and expenses incurred by Executive in defense of such litigation (including attorneys’ fees) shall be paid by Company in advance of the final disposition of such litigation upon receipt by Company of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement, including but not limited to as a result of such exception.  The Company and Executive will consult in good faith with respect to the conduct of any such litigation, and Executive’s counsel shall be selected with the consent of the Company.  The Company shall maintain an appropriate level of director’s and officer’s liability insurance during the Employment Period and during the Restricted Period.

Section 13.                                   Miscellaneous

(a)  Binding Effect; Assignment.  This Agreement shall be binding on and inure to the benefit of the Company, and its respective Successors and permitted assigns.  This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 13(a).  The Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to the Company shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 10.

(b)  Governing Law, etc.

(i)  This agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.  Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby.  Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.  Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13(g) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(ii)  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect or any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 13(b).

(c)  Taxes.  The Company shall have the power to withhold, or require Executive to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy the statutory minimum amount of all Federal, state, local and foreign withholding tax requirements with respect to any payment of cash, or issuance or delivery of any other property hereunder, and the Company may defer any such payment of cash or issuance or delivery of such other property  until such requirements are satisfied.

(d)  Amendments.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations of the Company, is approved by the Board or a Person authorized thereby.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e)  Condition Precedent.  This Agreement shall be of no force and effect if the Closing pursuant to the Recapitalization Agreement does not occur and shall automatically expire if the Recapitalization Agreement is terminated.

(f)  Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(g)  Blue Pencil.  If any court of competent jurisdiction shall at any time deem the Restrictive Period too lengthy, the other provisions of Section 8 shall nevertheless stand and the Restrictive Period herein shall be deemed to be the longest period permissible by law under the circumstances.  The court shall reduce the time period to permissible duration or size.

(h)  Notices.  Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)

If to the Company, to it at:

Equinox Holdings, Inc.
c/o North Castle Partners, L.L.C.
60 Arch Street, Suite 1A
Greenwich, CT 06830
Tel: (203) 618-1700
Fax: (203) 618-1860
Attention: Chairman of the Board of Directors

(B)

if to Executive, to him at his residential address as currently on file with the Company, with a copy to

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10006
Attention: Paul Shim, Esq.

Copies of any notices or other communications given under this Agreement shall also be given to:

North Castle Partners, L.L.C.
60 Arch Street, Suite 1A
Greenwich, CT 06830
Tel: (203) 618-1700
Fax: (203) 618-1860
Attention: Adam Saltzman

and to:

Debevoise & Plimpton
875 Third Avenue
New York, New York 10022
Tel: (212) 909-6000
Fax: (212) 909-6836
Attention: Franci J. Blassberg, Esq.

and to:

J.W. Childs Equity Partners II, L.P.
c/o J.W. Childs Associates L.P.
One Federal Street
Boston, Massachusetts 02110
Attention: Glenn A. Hopkins

and to:

Kaye, Scholer, Fierman, Hays and Handler LLP
425 Park Avenue
New York, New York 10022
Attention: Stephen C. Koval, Esq.

(i)  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j)  Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(k)  Certain Definitions.

“Affiliate”:  with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

“Code”:  the Internal Revenue Code of 1986, as amended.

“Control”:  with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Immediate Affiliate”:  NCP-EH and any Person which NCP-EH, directly or indirectly, Controls.

“Person”:  any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

“Subsidiary”:  with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

“Successor”:  of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

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IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and Executive has hereunto set his hand, in each case effective as of the date first above written.

EQUINOX HOLDINGS, INC.

By:	/s/ Adam Saltzman
Name: Adam Saltzman
Title: Vice President

EXECUTIVE:

/s/ Harvey Spevak
Harvey Spevak